Exhibit 10.12

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of the 23rd day of April, 2001, by and between RENT-WAY, INC., a Pennsylvania corporation, with offices at One RentWay Place, Erie, Pennsylvania 16505 (the “Company”) and John A. Lombardi, an individual residing at 7 Treetop Court, Burlington, MA 01803 (the “Employee”).

        WHEREAS, the Company desires to employ the Employee and the Employee desires to accept such employment upon the terms and conditions contained in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein the Company and the Employee agree as follows:

1.     Term. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment, as Vice President and Chief Accounting Officer of the Company for the period beginning on the date of this Agreement and continuing until April 23, 2004, or until earlier terminated as provided herein; provided, however, that commencing on April 23, 2004, and on each anniversary of such date (such date and the date of each anniversary thereof being a “Renewal Date”), the term of Employee’s employment hereunder (such term of employment being the “Term”) shall be automatically extended so as to terminate one (1) year from such Renewal Date, unless at least sixty (60) days prior to any such Renewal Date either party hereto shall give notice to the other that the Term shall not be automatically extended in which case the Term shall terminate on the applicable Renewal Date.

2.     Office; Duties. During the Term, the Employee shall serve as Vice President and Chief Accounting Officer of the Company and in such capacity Employee shall perform such duties and discharge such responsibilities as the Chief Executive Officer and Chief Financial Officer of the Company shall from time to time reasonably direct.

        The Employee agrees to perform such duties and discharge such responsibilities in a faithful manner and to the best of his ability. The Employee agrees to devote his full business time and attention to the business and affairs of the Company and to use his best efforts to promote the interests of the Company. The Employee further agrees that he will engage in no outside business concerns or activities that conflict with his duties to the Company, or are directly or indirectly competitive with the Company, without the Company’s prior written consent.

        The Chief Executive Officer or Chief Financial Officer of the Company may from time to time assign to the Employee additional duties and responsibilities and delegate to other employees of the Company duties and responsibilities normally discharged by the Employee. All such assignments and delegations of duties and responsibilities shall be made by the Chief Executive Officer of Chief Financial Officer of the Company in good faith and shall not materially affect the general character of the work to be performed by the Employee.

    3.        Compensation. During the Term, the Company agrees that:

3.1

The Employee shall receive annual base salary of One Hundred Sixty-Five Thousand Dollars ($165,000.00) payable in installments in accordance with the regular payroll practices of the Company. The Company shall deduct or withhold from payments of base salary, and from all other payments made to the Employee pursuant to this Agreement, all amounts which may be required to be deducted or withheld under any applicable law now in effect or which may become effective during the term of this Agreement (including but not limited to Social Security contributions and income tax withholdings). The Employee’s base salary shall be reviewed annually by the Chief Executive Officer of the Company and may be increased on the basis of individual and corporate performance, in accordance with criteria and standards established by the Chief Executive Officer of the Company. Any increase in base salary or other compensation shall in no way limit or reduce any other obligation of the Company to the Employee. Any increased base salary once established shall not thereafter be reduced.

3.2

Incentive Compensation; Bonuses. In addition to base salary, the Employee shall be entitled to (i) participate in such incentive plans (including the right to defer bonuses) made available by the Company to its executives and key employees and (ii) receive such additional bonus or discretionary compensation payments (up to 20% of the Employee’s base salary) as the Chief Executive Officer of the Company may determine from time to time. The Employee’s eligibility for incentive plan participation and additional bonus or discretionary compensation payments shall be reviewed annually by the Chief Executive Officer of the Company and shall be awarded on the basis of individual and corporate performance and in accordance with criteria and standards established in the sole discretion of Chief Executive Officer of the Company. However, the Employee shall receive an initial annual bonus of $33,000 on April 1, 2002.

3.3

Expenses. During the Term, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred in connection with the performance of his duties in accordance with the policies and procedures of the Company as may be in effect from time to time.

3.4

Benefits. During the Term, the Employee shall be entitled to receive a package of benefits that includes all of the programs, plans and perquisites currently provided by the Company to its employees, for so long as such programs, plans and perquisites are continued by the Company and are available to employees of the Company.

3.5

Vacation. The Employee shall be entitled to ten (10) days vacation benefits to be used prior to December 31, 2001. In accordance with the Company’s Employee Guidebook, from January 1, 2002, forward the Employee shall (for the sole purpose of determining “Paid Vacation Time Earned”) be considered to have completed ten (10) years of service with the Company.

4.           Option Grant. Immediately following the execution of this Agreement, the Company shall grant to the Employee incentive stock options to purchase 30,000 shares of the Company’s Common Stock, no par value per share, pursuant to and in accordance with the Company’s 1999 Stock Option Plan. The options shall vest and become exercisable as to 10,000 shares on the one (1) year anniversary of the date of grant, as to 10,000 shares on the two (2) year anniversary of the date of grant, and as to 10,000 shares on the three (3) year anniversary of the date of the grant. Following vesting, the options may be exercised in whole or in part at any time or from time to time within a five (5) year period from the date of grant. If the Employee’s employment with the Company terminates for any reason other than death, disability or termination for cause, the Employee shall have three (3) months following such termination to exercise the options, to the extent such options were exercisable as of the date of termination, and any options unexercised following such three (3) month period shall expire. If the Employee’s employment with the Company terminates by reason of death or disability, the options exercisable as of the date of termination of employment shall remain exercisable for a period of one (1) year, following which period all unexercised options shall expire. In the event the Employee’s employment with the Company terminates by reason of termination for cause, all options shall automatically expire and shall not be exercisable, whether or not exercisable prior to such termination.

5.           Termination of Employment by Reason of Death. If the Employee dies during the Term this Agreement shall terminate automatically as of the date of his death and the Company shall pay to the Employee’s legal representatives (i) the compensation which would otherwise be payable to the Employee up to and including the date of death, (ii) a lump sum payment equivalent to six months’ base salary and (iii) such other benefits determined in accordance with any then existing Company-sponsored plans or programs providing benefits at death.

6.           Termination of Employment by Reason of Disability. In the event that the Employee shall sustain a disability which in the opinion of medical authority satisfactory to the Company would substantially prevent him from rendering the services required under this Agreement for a period of six (6) consecutive months or 180 days in any 360-day period, the Company shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to the Employee.

7.           Termination of Employment at Employee’s Election. If the Employee elects to terminate this Agreement and the Employee gives thirty (30) days prior written notice of such termination, the Employee shall be entitled to receive his salary then in effect for the thirty (30) day notice period regardless of whether the Company desires the Employee to continue his employment during that period.

8.           Termination of Employment for Cause. The Company shall have the right to terminate the Employee’s employment immediately in the event the Employee shall do or cause to be done any act which constitutes “cause” (as hereinafter defined) for termination. For purposes of this Agreement, “cause” shall be deemed to mean a material breach of his obligations under this Agreement (any breach of Sections 9, 10 or 11 hereof being an example of such a material breach), gross negligence or willful misconduct in the performance of his duties to the Company, dishonesty to the Company, conviction of any crime which could have the effect of causing the termination or suspension of any license or permit which the Company holds, conviction of any felony, conviction of a misdemeanor which substantially impairs the Employee’s ability to perform his duties to the Company, or excessive absenteeism not related to disability. Should the Employee’s employment be terminated by the Company for cause, the Company’s only obligation shall be to pay the Employee his base salary through the date of termination. Nothing contained in this Article 7 shall in any way waive, restrict or prejudice the Company’s rights and remedies in equity and at law against the Employee with respect to the matter for which the Employee’s employment under this Agreement is terminated for cause.

9.           Confidentiality.

9.1

During the course of his employment with the Company, the Employee has had and will have access to and will gain knowledge with respect to all aspects of the business of the Company, including financial information, business and marketing practices and other proprietary information relating to the business of Company (“Confidential Information”). The parties agree that certain covenants by the Employee are essential to the growth and stability of the business of the Company. Among these covenants are the Employee’s promises not to make unauthorized disclosures of the Confidential Information nor to use the Confidential Information, after the Employee’s employment with the Company terminates, in a business that competes with the Company. Accordingly, Employee agrees that, except as required by his duties under this Agreement, he shall not use nor disclose to anyone at anytime during or after the Term any Confidential Information obtained by him in the course of his employment with the Company. The Employee agrees to enter into any further agreement regarding confidentiality that the Company may request. The Employee shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. The Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

9.2

Employee agrees to hold as the Company’s property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company.

10.           Non-Competition; Non-Solicitation.

10.1

During the Term of this Agreement the Employee agrees that he shall not directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any corporation or other entity [except for a two percent (2%) interest or less in any publicly traded corporation or other entity] or a member of any firm or otherwise, anywhere in North America engage or attempt to engage in any business activity which is the same as, substantially similar to or directly competitive with the business of the Company, or any subsidiary of the Company, as now or in the future conducted by the Company.

10.2

During the Term of this Agreement and for a period continuing after the date of its termination [with such period being equal to the remaining Term of this Agreement but in no event exceeding twelve (12) months], the Employee agrees that he shall not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any corporation, or member of any firm or otherwise, (i) employ or solicit the employment of any employee of the Company, any employee of a subsidiary of the Company, or any former employee of the Company whose employment with the Company terminated within the preceding six (6) months, or (ii) induce or attempt to induce any employee of the Company, or any employee of an affiliate of the Company, to terminate his or her employment with the Company or any affiliate of the Company.

10.3

The Employee acknowledges and agrees that the foregoing territorial and time limitations and restrictive covenants are reasonable and properly required for the adequate protection of the business and affairs of the Company, and in the event any such territorial or time limitation is found to be unreasonable by a court of competent jurisdiction, the Employee agrees and submits to the reduction of either said territorial or time limitation or both, to such an area or period as the court may determine to be reasonable.

11.           Rights to Discoveries. The Employee agrees that all ideas, inventions, trademarks and other techniques, procedures, developments or improvements conceived, developed or acquired by the Employee, whether or not during working hours, at the premises of the Company or elsewhere, alone or with others, that are within the scope of the Company’s business operations or that relate to any work or projects of the Company shall be the sole and exclusive property of the Company. The Employee agrees to disclose promptly and fully to the Company all such ideas, inventions, trademarks or other techniques, procedures, developments or improvements and, at the request of the Company, the Employee shall submit to the Company a full written report thereof regardless of whether the request for a written report is made after the termination of this Agreement. The Employee agrees that during the Term and thereafter, upon the request of the Company and at its expense, he shall execute and deliver any and all applications, assignments and other instruments which the Company shall deem necessary or advisable to transfer to and vest in the Company the Employee’s entire right, title and interest in and to all such ideas, inventions, trademarks or other techniques, procedures, developments or improvements and shall assist the Company in applying for and obtaining patent, trademark or copyright protection for any such protectible ideas, inventions, trademarks and other techniques, procedures, developments and improvements.

12.           Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if mailed, by certified mail, postage prepaid, addressed to the appropriate party, at the address for such party set forth at the beginning of this Agreement. Any party may from time to time designate by written notice given pursuant to this Article 12 any other address or party to which any such notice or communication or copies thereof shall be sent.

13.           Equitable Relief. The Employee acknowledges that the Company will suffer damages incapable of ascertainment in the event that any of the provisions of Section 9, 10 or 11 hereof are breached and that the Company will be irreparably damaged in the event that the provisions of Sections 9, 10 or 11 are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of any such Articles, the Employee agrees and consents, that in addition to any and all other remedies available to the Company, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of such Articles. The Employee agrees not to urge in any such action that an adequate remedy exists at law. All expenses, including, without limitation, attorney’s fees and expenses incurred in connection with any legal proceeding arising as a result of a breach or threatened breach of Sections 9, 10 or 11 of this Agreement shall be borne by the losing party to the fullest extent permitted by law and the losing party hereby agrees to indemnify and hold the other party harmless from and against all such expenses. The Employee consents to jurisdiction in Pennsylvania and venue in Erie County for purposes of all claims arising under this Agreement.

14.           Successors. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, the “Company” shall mean both the Company as defined above and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Article or otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law or otherwise. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and shall entitle the Employee to compensation from the Company in the form of damages for such breach.

15.           Miscellaneous. This Agreement shall be governed by the internal domestic laws of the Commonwealth of Pennsylvania without reference to conflict of laws principles. All headings and subheadings are for convenience only and are not of substantive effect. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings and writings (or any part thereof) whether oral or written between the parties hereto relating to the subject matter hereof. There are no oral agreements in connection with this Agreement. Neither this Agreement nor any provision of this Agreement may be waived, modified or amended orally or by any course of conduct but only by an agreement in writing duly executed by both of the parties hereto. If any article, section, portion, subsection or subportion of this Agreement shall be determined to be unenforceable or invalid, then such article, section, portion, subsection or subportion shall be modified in the letter and spirit of this Agreement to the extent permitted by applicable law so as to be rendered valid and any such determination shall not affect the remainder of this Agreement, which shall be and remain binding and effective as against all parties hereto. The term “Agreement” as used herein shall be deemed to include any and all renewals of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

EMPLOYEE:

/s/ John A. Lombardi
John A. Lombardi
Date: 04/23/2001

COMPANY:

RENT-WAY, INC.

By: /s/ William Morgenstern
William E. Morgenstern, CEO
Date: 3/20/2001